Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

THE THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLOVIR, INC.

(Pursuant to Section 242 of the

Delaware General Corporation Law)

AlloVir, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.

The name of the Corporation is AlloVir, Inc. The Corporation was originally incorporated under the name ViraCyte, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 17, 2018. The Corporation filed an Amended and Restated Certificate of Incorporation on December 18, 2018. The Corporation filed a Second Amended and Restated Certificate of Incorporation of the Corporation on May 8, 2019, and a Certificate of Amendment of Second Amended and Restated Certificate of Incorporation was filed on May 21, 2019 where the Company changed its name to AlloVir, Inc., a Second Certificate of Amendment of Second Amended and Restated Certificate of Incorporation was filed on June 28, 2019, and a Third Certificate of Amendment of Second Amended and Restated Certificate of Incorporation was filed on July 22, 2020. The Corporation filed a Third Amended and Restated Certificate of Incorporation of the Corporation on August 3, 2020, and a Certificate of Amendment of Third Amended and Restated Certificate of Amendment was filed on May 15, 2023.

2.

Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Charter”).

3.	This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

4.	Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV of the Charter is hereby amended by adding the following new Section C immediately following the existing Section B thereof:

“C. REVERSE STOCK SPLIT

Effective at 4:05 p.m., Eastern Time, on January 15, 2025 (the “2025 Split Effective Time”), every twenty three (23) shares of Common Stock issued and outstanding or held by the Corporation as treasury shares as of the 2025 Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock, without effecting a change to the par value per share of Common Stock, subject to the treatment of fractional interests as described below (the “2025 Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. In lieu of issuing fractional shares, stockholders of record who otherwise would be entitled to receive fractional shares will be entitled to receive an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our common stock on The Nasdaq Capital Market on the date on which the 2025 Split Effective Time occurs. As of the 2025 Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the 2025 Reverse Split is deemed to represent the number of post-2025 Reverse Split shares into which the pre-2025 Reverse Split shares were reclassified and combined. The 2025 Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation and all references to such Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be, after giving effect to the 2025 Reverse Split.”

5.	This Certificate of Amendment shall become effective at 4:05 p.m., Eastern Time, on January 15, 2025.

IN WITNESS WHEREOF, this Amendment, having been duly adopted in accordance with Section 242 of the DGCL, has been duly executed by a duly authorized officer of the corporation on this 15th day of January, 2025.

ALLOVIR, INC.

By:	/s/ Vikas Sinha
Name: Vikas Sinha
Title: Chief Executive Officer